As filed with the Securities and Exchange Commission on January 4, 2019

Registration No. 333-223807

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-223807

UNDER

THE SECURITIES ACT OF 1933

ConvergeOne Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-4619427
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

3344 Highway 149 Eagan, MN 55121
(Address of principal executive offices) (Zip code)

ConvergeOne Holdings, Inc. 2018 Equity Incentive Plan

ConvergeOne Holdings, Inc. 2018 Employee Stock Purchase Plan

(Full titles of the plans)

John A. McKenna, Jr.

President and Chief Executive Officer

ConvergeOne Holdings, Inc.

3344 Highway 149

Eagan, MN 55121

(888) 321-6227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oliver Brahmst, Esq.

Chang-Do Gong, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement, No. 333-223807, originally filed by ConvergeOne Holdings, Inc. (the “Company”) on Form S-8 with the Securities and Exchange Commission on March 21, 2018 (the “Registration Statement”), registering (i) 10,000,000 shares of common stock, par value $0.0001 per share, of the Company which were reserved for issuance under the Company’s 2018 Equity Incentive Plan and (ii) 1,500,000 shares of common stock, par value $0.0001 per share, of the Company which were reserved for issuance under the Company’s 2018 Employee Stock Purchase Plan. The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to such Registration Statement.

On January 4, 2019, pursuant to the Agreement and Plan of Merger, dated as of November 6, 2018 (the “Merger Agreement”), by and among PVKG Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of PVKG Intermediate Holdings Inc., a Delaware corporation (“PVKG”), PVKG and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of PVKG (the “Merger”). The Merger became effective on January 4, 2019, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

In connection with the consummation of the Merger, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on this 4th day of January, 2019.

CONVERGEONE HOLDINGS, INC.

By:	/s/ John A. McKenna, Jr.
Name:	John A. McKenna, Jr.
Title:	President, Chief Executive Officer and Chairman of the Board

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.